                                                                    EXHIBIT 16.1

May 14, 2004



Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.   20549


Dear Sirs/Madams:

We have read Item 4 of Form 8-K dated April 28, 2004 filed by the Glatfelter 401(k) Savings Plan and the Glatfelter 401(k) Savings Plan for Hourly Employees and have the following comments:


1. We agree with the statements made in the first sentence of the first paragraph and with the statements made in the second, third and fourth paragraphs.


2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or with the statement made in the fifth paragraph.


Yours truly,


/s/ Deloitte & Touche llp


Philadelphia, Pennsylvania